Filed Pursuant to Rule 424(b)(3)

File Number 333-194256

FANTEX, INC.

SUPPLEMENT NO. 11 TO

MARKET-MAKING PROSPECTUS DATED

JULY 18, 2014

THE DATE OF THIS SUPPLEMENT IS JULY 15, 2015

On July 14, 2015, Fantex, Inc. filed the attached Current Report on Form 8-K.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 14, 2015

FANTEX, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-55204 (Commission File Number)	80-0884134 (IRS Employer Identification Number)

330 Townsend Street, Suite 234
San Francisco, CA 94107
(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (415) 592-5950

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03.	Material Modification to Rights of Security Holders.

On July 14, 2015, Fantex, Inc. (the “Company”) closed an underwritten public offering of 268,100 shares of a new series of its convertible tracking stock, Fantex Series Jack Mewhort Convertible Tracking Stock, par value $0.0001 per share (“Fantex Series Jack Mewhort”), at a price of $10.00 per share (the “Offering”) for net proceeds of $2,520,140, after deducting underwriting discounts payable by the Company, and paid $2,520,000 of such proceeds to Jack Mewhort to cover the purchase price under the Company’s brand contract with him. 124,014 shares of Fantex Series Jack Mewhort were purchased by Fantex Holdings, Inc. (“Fantex Holdings”), the Company’s parent company, and 69,520 shares of Fantex Series Jack Mewhort were purchased by certain directors and related persons of Fantex Holdings in the Offering pursuant to a standby purchase agreement. Under the terms of the standby purchase agreement, none of these purchasers will transfer, sell or otherwise dispose of any shares purchased by them for a period of 180 days after the effective date of the Offering. Fantex Holdings and any such directors and related persons of Fantex Holdings have further represented that they will not sell any shares of Fantex Series Jack Mewhort purchased in the Offering absent a subsequent registration statement.  In connection with the Offering, on July 14, 2015, the Company filed a Certificate of Designations of Fantex Series Jack Mewhort (the “Certificate of Designations”) with the Secretary of State of the State of Delaware, effective on July 14, 2015, authorizing Fantex Series Jack Mewhort and establishing the rights of the holders of Fantex Series Jack Mewhort.

A description of Fantex Series Jack Mewhort issued in connection with the Offering is set forth under the captions “Description of Capital Stock” and “Management and Attribution Policies” in the prospectus that constitutes a part of the Company’s Registration Statement on Form S-1, File No. 333-203457 (the “Registration Statement”), initially filed with the U.S. Securities and Exchange Commission (the “SEC”) on April 16, 2015, as subsequently amended, and by the prospectuses filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), in connection with such Registration Statement. Such Registration Statement, as amended, and any prospectus filed pursuant to Rule 424(b) under the Securities Act that includes such description, are hereby incorporated by reference herein.

The description set forth above is qualified in its entirety by the Certificate of Designations, a copy of which is attached as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On July 14, 2015, the Company filed the Certificate of Designations with the Secretary of State of the State of Delaware, effective on July 14, 2015. The information set forth under “Item 3.03 Material Modification to the Rights of Security Holders” is incorporated herein by reference thereto. A copy of the Certificate of Designations is attached as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01.	Other Events.

On July 14, 2015, Fantex Brokerage Services, LLC issued a press release announcing the closing of the underwritten public offering described in Item 3.03 of this Current Report on Form 8-K. A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

3.1	Certificate of Designations of the Fantex Series Jack Mewhort Convertible Tracking Stock.

99.1	Press release of Fantex Brokerage Services, LLC, dated July 14, 2015.

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 14, 2015

FANTEX, INC.

By:	/s/ Bill Garvey
Name:	Bill Garvey
Title:	Chief Legal Officer and Secretary

3

EXHIBIT INDEX

Exhibit No.	Description

3.1	Certificate of Designations of the Fantex Series Jack Mewhort Convertible Tracking Stock.

99.1	Press release of Fantex Brokerage Services, LLC, dated July 14, 2015.

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Exhibit 3.1

CERTIFICATE OF DESIGNATIONS

OF THE

FANTEX SERIES JACK MEWHORT CONVERTIBLE TRACKING STOCK

OF

FANTEX, INC.

July 14, 2015

Fantex, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies that the following resolutions pertaining to the Fantex Series Jack Mewhort Convertible Tracking Stock of the Corporation were adopted by the Pricing Committee of the Board of Directors of the Corporation (the “Committee”) as required by Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”) at a meeting duly held by the Committee on July [9], 2015.  Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Corporation’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”).

RESOLVED, that pursuant to the authority expressly granted to and vested in the Committee in accordance with the provisions of the Certificate of Incorporation and Sections 141 and 151 of the DGCL, the Committee hereby establishes a new series of tracking stock of the Corporation, par value $0.0001 per share, which the Committee hereby designates as a “Tracking Series” (as such term is defined in the Certificate of Incorporation).

RESOLVED FURTHER, that pursuant to the authority expressly granted to and vested in the Committee in accordance with the provisions of the Certificate of Incorporation and Sections 141 and 151 of the DGCL, the Committee hereby fixes (i) the designation of such Tracking Series as indicated opposite “DESIGNATION” below, (ii) the number of shares of such Tracking Series as indicated opposite “NUMBER OF SHARES” below, (iii) the Underlying Assets (as defined in the Certificate of Incorporation) for such Tracking Series as indicated opposite “UNDERLYING ASSETS” below, and (iv) the conversion rights for such Tracking Series as indicated opposite “CONVERSION” below:

DESIGNATION:	Fantex Series Jack Mewhort Convertible Tracking Stock (the “Fantex Series Jack Mewhort”)

NUMBER OF SHARES:	268,100 shares

UNDERLYING ASSETS:	95% of the Corporation’s rights and interest in the Brand Percentage (as defined in the Brand Contract (as defined below)) of the Brand Income (as defined in the Brand Contract).

“Brand Contract” means that certain Brand Agreement, by and between the Corporation, on the one hand, and Jack Mewhort together with any affiliate as the context requires, on the other hand, dated as of March 26, 2015, as the same may be amended from time to time in accordance with its terms.

CONVERSION

At any time following the two-year anniversary of the date first set forth above, by resolution of the Corporation’s Board of Directors, each share of Fantex Series Jack Mewhort may be converted into a number (or fraction) of fully paid and non-assessable shares of Platform Common Stock equal to the Applicable Conversion Ratio (as defined in the Certificate of Incorporation).

RESOLVED FURTHER, that such Tracking Series shall have such other powers, terms, conditions, designations, preferences and privileges, relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof as set forth in the Corporation’s Certificate of Incorporation.

(Signature page follows)

IN WITNESS WHEREOF, FANTEX, INC. has caused this Certificate to be executed by its President and Chief Executive Officer as of the date first set forth above.

FANTEX, INC.

By:	/s/ Cornell French
Name:	Cornell French
Title:	President and Chief Executive Officer

Exhibit 99.1

Contacts:
Howard Solomon	Aaron Bensoua
Finn Partners for Fantex, Inc.	Finn Partners for Fantex, Inc.
Phone: (415) 272-0767	Phone: (310) 418-4389
Email: howard.solomon@finnpartners.com	Email: aaron@finnpartners.com

Fantex Series Jack Mewhort Convertible Tracking Stock

Begins Trading At Fantex.com

SAN FRANCISCO, Calif., July 14, 2015 — Fantex Brokerage Services (FBS) announced today that shares of the Fantex Series Jack Mewhort Convertible Tracking Stock (OTC: JKMTL) (“Fantex Jack Mewhort”) began trading July 14 at Fantex.com. Through its sixth Initial Public Offering, Fantex, Inc. offered 268,100 shares of JKMTL at a price of $10 per share.

“Fantex Jack Mewhort marks the sixth stock to open for trading at Fantex.com, and the second offering that’s debuted in just the past six weeks,” said John Rodin, President of FBS. “In the future, we hope to add even greater velocity to a schedule of offerings across the world of sports.”

Fantex Jack Mewhort is intended to track the brand income of Jack Mewhort, a guard for the Indianapolis Colts. Mr. Mewhort was selected 59th overall in the second round of the 2014 draft and is preparing for his second season in the NFL. Fantex, Inc. acquired a 10% interest in his brand income, as defined in the Fantex brand agreement between Fantex, Inc. and Mr. Mewhort, earned after February 15, 2015.

Fantex, Inc. Estimated Gross Brand Income as of February 15, 20151

Those looking for more information on JKMTL or to open a trading account can learn more at Fantex.com.

1 Estimated Gross Brand Income represents the estimates made by Fantex, Inc. (“Fantex”) in determining the value of the brand contract. The estimate is not intended to be a projection that brand income will be equivalent to this amount. Whether or not brand income is earned by the contract party and received by Fantex is subject to numerous risks and uncertainties, including those described in or incorporated by reference in the prospectus relating to this offering. Stock performance or payment of dividends are not necessarily correlated to the amount of any brand income that may be received by Fantex in the future.

These securities involve a high degree of risk. Investing in a Fantex, Inc. tracking stock should only be considered by persons who can afford the loss of their entire investment.

Fantex Holdings, Inc., the parent company of Fantex Brokerage Services, LLC (“FBS”), owns shares of every Fantex tracking stock. FBS was the managing underwriter for all Fantex, Inc. tracking stock offerings.

Each Fantex, Inc. tracking stock is intended to track and reflect the separate economic performance of a specific brand contract that Fantex, Inc. has signed with an athlete. However, holders of shares of a Fantex, Inc. tracking stock will have no direct investment in that brand contract, associated brand or athlete. Rather, an investment in a tracking stock will represent an ownership interest in Fantex, Inc. as a whole, which will expose holders to additional risks associated with any individual tracking stock that currently exists or that Fantex, Inc. will establish and issue in the future. Each Fantex, Inc. tracking stock is only offered through Fantex Brokerage Services, LLC, an affiliated broker-dealer of Fantex,Inc. and a registered alternative trading system, or a member of the Fantex Brokerage Services, LLC selling group. Fantex Brokerage Services, LLC cannot assure you as to the development or liquidity of any trading market for these tracking stocks.

Fantex, Inc. has filed registration statements (including prospectuses) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectuses in the respective registration statements and other documents Fantex, Inc. has filed with the SEC for more complete information about Fantex, Inc. and these offerings. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, Fantex, Inc., any underwriter or any dealer participating in the offering will arrange to send you the prospectuses if you request it by calling toll-free 855-905-5050. View the Fantex Jack Mewhort prospectus.

Fantex Brokerage Services, LLC, an affiliate of Fantex, Inc., is a registered broker-dealer, an alternative trading system registered with the SEC and a member of the Financial Industry Regulatory Authority.

Participants in the initial public offering of Fantex Jack Mewhort may not sell shares of Fantex Jack Mewhort (a secondary sale) to any person in any jurisdiction in which registration was not complete for that particular jurisdiction or there was not a valid exemption from such registration.

Forward-Looking Statements

This communication contains forward-looking statements. Forward-looking statements reflect the current views of Fantex or FBS with respect to, among other things, future events and performance. These statements include the Estimated Gross Brand Income as described above. Estimated Gross Brand Income represents the estimates made by Fantex in determining the value of the brand contract. The estimate is not intended to be a projection that brand income will be equivalent to this amount. Whether or not brand income is earned by the contract party and received by Fantex is subject to numerous risks and uncertainties, including those described in or incorporated by reference in the prospectus relating to this offering. If one or more of these risks or uncertainties materialize, or if management’s underlying beliefs and assumptions prove to be incorrect, actual results may differ materially from those contemplated by these forward-looking statements. Forward-looking statements speak only as of the date on which they are made. Fantex and FBS expressly disclaim any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

About Fantex Holdings

Based in San Francisco, Fantex Holdings, Inc. serves as the parent company to both Fantex, Inc. and Fantex Brokerage Services, LLC.  Fantex, Inc., is a brand building company that purchases a minority interest in earnings from an athlete’s brand and works with athletes to increase the value of their brand.  In order to fund the purchase, Fantex, Inc. develops a tracking stock that is linked to the economic performance of the brand. Fantex Brokerage Services is a FINRA-member broker-dealer offering investors access to the unique asset category of stocks, issued by Fantex, Inc., that are linked to the earning potential of individuals - starting with sports.

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